Exhibit 10.1

Published CUSIP Number: 00739YAC7

CREDIT AGREEMENT

among

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swingline Lender and L/C Issuer

WELLS FARGO BANK, N.A.,

as Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION,

SYNOVUS BANK

and

FIFTH THIRD BANK,

as Documentation Agents

Dated as of December 5, 2011

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.1	Definitions.	1
1.2	Other Interpretive Provisions.	27
1.3	Accounting Terms.	28
1.4	Rounding.	28
1.5	Times of Day.	28
1.6	Letter of Credit Amounts.	28
ARTICLE II THE COMMITMENTS AND EXTENSION OF CREDITS		29
2.1	Revolving Loans.	29
2.2	Borrowings, Conversions and Continuations of Loans.	29
2.3	Letters of Credit.	30
2.4	Swingline Loans.	38
2.5	Prepayments.	41
2.6	Termination or Reduction of Aggregate Revolving Commitments.	43
2.7	Repayment of Loans.	43
2.8	Interest.	44
2.9	Fees.	44
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	45
2.11	Evidence of Debt.	45
2.12	Payments Generally; Administrative Agent’s Clawback.	46
2.13	Sharing of Payments by Lenders.	47
2.14	Cash Collateral.	48
2.15	Defaulting Lenders.	49
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		50
3.1	Taxes.	50
3.2	Illegality.	53
3.3	Inability to Determine Rates.	54
3.4	Increased Costs.	54
3.5	Compensation for Losses.	55
3.6	Mitigation Obligations; Replacement of Lenders.	56
3.7	Survival.	56
ARTICLE IV GUARANTY		56
4.1	The Guaranty.	56
4.2	Obligations Unconditional.	57
4.3	Reinstatement.	58
4.4	Certain Additional Waivers.	58
4.5	Remedies.	58
4.6	Rights of Contribution.	58
4.7	Guarantee of Payment; Continuing Guarantee.	58
ARTICLE V CONDITIONS PRECEDENT TO EXTENSION OF CREDITS		58
5.1	Conditions of Effectiveness.	59
5.2	Conditions to All Extensions of Credit.	60
ARTICLE VI REPRESENTATIONS AND WARRANTIES		60
6.1	Financial Condition.	60

6.2	No Changes.	61
6.3	Organization; Existence; Compliance with Law.	61
6.4	Power; Authorization; Enforceable Obligations.	61
6.5	No Legal Bar.	62
6.6	No Material Litigation.	62
6.7	No Default.	62
6.8	Ownership of Property; Liens.	62
6.9	Intellectual Property.	62
6.10	No Burdensome Restrictions.	62
6.11	Taxes.	63
6.12	ERISA	63
6.13	Governmental Regulations, Etc.	63
6.14	Subsidiaries.	64
6.15	Purpose of Extensions of Credit.	64
6.16	Environmental Matters.	64
6.17	Obligations under Leases.	65
6.18	Disclosure.	65
6.19	Bank Accounts.	65
6.20	Solvency.	65
6.21	Collateral Matters.	65
6.22	Insurance.	66
ARTICLE VII AFFIRMATIVE COVENANTS		66
7.1	Financial Statements.	66
7.2	Certificates; Other Information.	67
7.3	Notices.	69
7.4	Payment of Taxes.	70
7.5	Conduct of Business and Maintenance of Existence.	70
7.6	Maintenance of Property; Insurance.	70
7.7	Inspection of Property; Books and Records; Discussions.	70
7.8	Environmental Laws.	71
7.9	Financial Covenants.	71
7.10	Additional Guaranties and Stock Pledges.	72
7.11	Ownership of Subsidiaries.	72
7.12	Use of Proceeds.	73
7.13	Acknowledgment of Grant of Security Interest in Deposit Accounts.	73
ARTICLE VIII NEGATIVE COVENANTS		73
8.1	Indebtedness.	73
8.2	Liens.	74
8.3	Consolidation, Merger, Divestiture, etc.	74
8.4	Acquisitions.	75
8.5	Investments.	76
8.6	Change in Fiscal Year; Change in Legal Name or State of Formation; Amendment to Organization Documents.	76
8.7	Restricted Payments.	76
8.8	Sale Leasebacks.	77

8.9	No Further Negative Pledges.	77
8.10	Transactions with Affiliates.	78
8.11	Subordinated Debt.	78
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		78
9.1	Events of Default.	78
9.2	Remedies Upon Event of Default.	80
9.3	Application of Funds.	80
ARTICLE X ADMINISTRATIVE AGENT		81
10.1	Appointment and Authority.	82
10.2	Rights as a Lender.	82
10.3	Exculpatory Provisions.	82
10.4	Reliance by Administrative Agent.	83
10.5	Delegation of Duties.	83
10.6	Resignation of Administrative Agent.	84
10.7	Non-Reliance on Administrative Agent and Other Lenders.	84
10.8	No Other Duties; Etc.	85
10.9	Administrative Agent May File Proofs of Claim.	85
10.10	Collateral and Guaranty Matters.	86
10.11	Swap Contracts and Treasury Management Agreements.	86
ARTICLE XI MISCELLANEOUS		86
11.1	Notices; Effectiveness; Electronic Communications.	86
11.2	Set-off.	88
11.3	Successors and Assigns.	89
11.4	No Waiver; Cumulative Remedies; Enforcement.	93
11.5	Expenses; Indemnity; and Damage Waiver.	93
11.6	Amendments, Etc.	95
11.7	Counterparts; Integration; Effectiveness.	100
11.8	Survival of Representations and Warranties.	100
11.9	Governing Law; Submission to Jurisdiction; Venue; Etc.	100
11.10	Waiver of Right to Trial by Jury.	101
11.11	Severability.	101
11.12	Treatment of Certain Information; Confidentiality.	101
11.13	USA PATRIOT Act.	102
11.14	Notice by Borrower regarding Nonpublic Information.	102
11.15	Consent to Security Interest in Deposit Accounts.	103
11.16	Interest Rate Limitation.	103
11.17	Payments Set Aside.	103
11.18	Replacement of Lenders.	104
11.19	No Advisory or Fiduciary Responsibility.	104
11.20	Electronic Execution of Assignments and Certain Other Documents.	105
11.21	Amendment and Restatement.	105

SCHEDULES

2.1	Lenders and Commitments
2.2	Form of Loan Notice
2.3	Existing Letters of Credit
2.4	Form of Swingline Loan Notice
2.11(a)	Form of Note
6.9	Intellectual Property
6.14	Subsidiaries
6.19	Bank Accounts
6.21(a)	Chief Executive Office, Taxpayer Identification Number, Etc.
6.21(b)	Changes in Legal Name, State of Formation or Structure
7.2	Form of Compliance Certificate
7.10	Form of Joinder Agreement
8.1	Indebtedness
11.1	Certain Notice Addresses
11.3	Form of Assignment and Assumption

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of December 5, 2011 among ADVANCE AMERICA, CASH ADVANCE CENTERS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

WHEREAS, the Borrower has requested that the Lenders provide $300 million in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1           Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below:

“Acquisition” means any transaction in which any member of the Consolidated Group directly or indirectly (i) acquires all or substantially all of (A) the Property of another Person or (B) any division, business unit or product line of another Person, in each case whether through a purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the Voting Stock of another Person, other than the acquisition of Voting Stock of a Wholly Owned Subsidiary solely in connection with the organization and capitalization of that Subsidiary by a member of the Consolidated Group.

“Active Domestic Subsidiary” means any Domestic Subsidiary that is an Active Subsidiary.

“Active Foreign Subsidiary” means any Foreign Subsidiary that is an Active Subsidiary.

“Active Subsidiary” means any Subsidiary that engages in any business or owns any Property with a book value in excess of $20,000; provided that any Subsidiary that is not otherwise an Active Subsidiary shall be deemed to be an Active Subsidiary (a) with respect to any Subsidiary in existence on the Closing Date, on March 31, 2012 if such Subsidiary legally exists on such date and (b) with respect to any Subsidiary acquired or formed after the Closing Date, the date 90 days after its acquisition or formation if such Subsidiary legally exists on such date.

“Adjusted Transaction Receivables” means the sum of (a) all Transaction Receivables minus (b) Excluded Transaction Receivables (other than any such Excluded Transaction Receivables which have been charged-off by the applicable member of the Consolidated Group).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Fee Letter” means that certain letter agreement dated as of November 4, 2011 among the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Borrower.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form provided by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is TWO HUNDRED MILLION DOLLARS ($200,000,000).

“Ancillary Services” means the offering, selling or servicing of third party products or services, such as money orders, bill payments, money transfers (send and receive), loads and re-loads of pre-paid cards, check cashing, insurance products and policies, short term secured and unsecured consumer loans, gold buying, tax return preparation, pawn lending, installment lending and title lending.

“Ancillary Services Funds” means all proceeds of Ancillary Services, in each case collected by the Borrower or any Subsidiary as agent for a third party (each, a “Third Party”).

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.2(b):

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Loans	Base Rate Loans	Commitment Fee

1	Less than or equal to 1.0:1.0	2.00%	1.00%	0.250%
2	Less than or equal to 2.0:1.0 but greater than 1.0:1.0	2.25%	1.25%	0.250%
3	Less than or equal to 3.0:1.0 but greater than 2.0:1.0	2.50%	1.50%	0.375%
4	Greater than 3.0:1.0	2.75%	1.75%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.2(b) for the fiscal quarter ending December 31, 2011 shall be determined based upon Pricing Level 2.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that (a) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender and (b) if such Approved Fund will hold Revolving Commitments, regularly participates in revolving credit facilities similar to those provided under the Credit Agreement.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.3(b)), and accepted by the Administrative Agent, in substantially the form of Schedule 11.3 or any other form approved by the Administrative Agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (a) such Person institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; (b) such Person applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; (c) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; (d) such Person becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (e) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty days after its issue or levy.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.0%  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.2.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Branch Operating Income” means, for each branch operating location for members of the Consolidated Group, on a branch-by-branch basis, for any period, the sum of (a) net income (but excluding for purposes hereof, extraordinary gains and losses and gains or losses from the sale or disposition of assets and, in each case, related tax effects thereon and any bad debt expense accrued in excess of the actual bad debt write-off net of recoveries) plus (b) in the case of the remaining components, to the extent deducted in determining net income, the sum of (i) interest expense, (ii) all provisions for federal, state and local income taxes, (iii) amortization, (iv) corporate, general and administrative expenses, and (v) fees charged by the Borrower or the Borrower’s Subsidiaries to each branch, in each case determined in accordance with GAAP.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day on which dealings between banks are conducted in Dollar deposits in the London interbank eurodollar market.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligation” means the capital lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or the Swingline Lender (as applicable) and the Lenders, as collateral for the L/C Obligations, Obligations in respect of Swingline Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swingline Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any

Lender, or (ii) any domestic commercial bank of recognized standing (y) having capital and surplus in excess of $500,000,000 and (z) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by a Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States of America or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Internal Revenue Code, having a long term rating of at least AA- or Aa-3 by S&P or Moody’s, respectively, and maturing within three years from the date of acquisition thereof, (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e), and (g) other Investments deemed to be cash equivalents in accordance with GAAP.

“Change of Control” means the occurrence of either of the following events:

(i)            any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Permitted Shareholders and any employee benefit plan of the Borrower or its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 35% of the Voting Stock of the Borrower on a fully diluted basis; or

(ii)           during any period of 24 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of the Borrower cease to be composed of individuals (A) who were members of that board (or other equivalent governing body) on the first day of such period, (B) whose election or nomination to that board (or other equivalent governing body) was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board (or other equivalent governing body) or (C) whose election or nomination to that board (or other equivalent governing body) was approved by individuals referred to in clauses (A) or (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (A) and clause (B), any individual whose initial nomination for, or assumption of office as, a member of that board (or other equivalent governing body) occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors (or other equivalent governing body)).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd

Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, such security documents executed and delivered by the Credit Parties pursuant to Section 7.10 and such other documents executed and delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.9(a).

“Commitment Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.2 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time subject to adjustment as provided in Section 2.15.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to clause (v) of the second proviso in Section 11.6, as applicable.

“Commitment Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.6, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Extension of Credits pursuant to Section 9.2.

“Compliance Certificate” has the meaning set forth in Section 7.2(b).

“Consolidated Adjusted EBITDA” means, for the members of Consolidated Group on a consolidated basis for any period, the sum of (i) Consolidated EBITDA for such period minus (ii) Consolidated Capital Expenditures for such period minus (iii) federal, state and local income taxes paid during such period.

“Consolidated Capital Expenditures” means, for the members of Consolidated Group on a consolidated basis for any period, without duplication, all expenditures (whether paid in cash or other consideration) of the members of the Consolidated Group during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated financial statements for such period; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures of proceeds of Divestitures within six (6) months of receipt of such proceeds, (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of the members of the Consolidated Group within six (6) months of receipt of such proceeds and (c) Capital Lease Obligations relating to the Borrower’s headquarters in Spartanburg, South Carolina.

“Consolidated EBITDA” means, for the members of the Consolidated Group on a consolidated basis for any period, the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) all provisions for federal, state and local income taxes for such period, (iii) depreciation and amortization for such period, (iv) noncash stock-based compensation expense for such period, (v) non-cash charges associated with impairment of goodwill for such period, (vi) non-cash charges associated with the write-off of deferred financing costs for such period and (vii) non-cash charges associated with impairment and related loss on disposal of fixed assets for such period in an aggregate amount (for this clause (vii)) not to exceed an amount equal to 10% of consolidated net fixed assets as of the last day of the fiscal quarter ending immediately prior to the first day of such period minus (c) to the extent included in determining Consolidated Net Income, non-cash gain on the disposal of fixed assets for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of the end of each fiscal quarter of the Borrower, the ratio of Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ending as of such day to Consolidated Fixed Charges for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Fixed Charges” means, for the members of the Consolidated Group on a consolidated basis for any period, the sum of (a) Consolidated Interest Expense for such period plus (b) scheduled current maturities of Consolidated Funded Debt (including, for purposes hereof, mandatory commitment reductions, sinking fund payments, payments in respect of the principal component under Capital Leases and the like relating thereto) for such period plus (c) Restricted Payments (other than a Permitted Stock Repurchase) for such period.

“Consolidated Funded Debt” means, as of any day, Funded Debt of the members of the Consolidated Group on a consolidated basis.

“Consolidated Group” means the Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for the members of the Consolidated Group on a consolidated basis for any period, gross interest expense (including amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component under Securitization Transactions), without deduction or off-set for interest income.

“Consolidated Net Income” means, for the members of the Consolidated Group on a consolidated basis for any period, net income, but excluding any extraordinary gains or losses and related tax effects thereon.

“Consolidated Senior Secured Funded Debt” means Consolidated Funded Debt that is (a) not

Subordinated Debt or (b) secured by a Lien on any Property of any member of the Consolidated Group.

“Consolidated Senior Secured Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Senior Secured Funded Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the members of the Consolidated Group on a consolidated basis, the difference of (a) shareholders’ equity of the members of the Consolidated Group on such date minus (b) assets of the members of the Consolidated Group that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software that is not embedded in a fixed asset of any member of the Consolidated Group or otherwise included in the value of such fixed asset which is included on the consolidated balance sheet, copyrights, trade names, trademarks, patents and capitalized research and development costs; provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from the application of FASB Statement No. 158; Employers’ Accounting for Defined Pension and other Postretirement Plans.

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of Consolidated Funded Debt on such day to Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Agreement” means this Credit Agreement.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the L/C Documents, the Collateral Documents, each Joinder Agreement, the Fee Letters and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14.

“Credit Party” means any of the Borrower and the Guarantors.

“Debt Issuance” means the issuance by the Borrower or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.1.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Revolving Loans that are Eurodollar Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Divestiture” means any transaction by which any member of the Consolidated Group sells, leases, transfers or otherwise disposes of (i) any Property with which an ongoing business is conducted, (ii) all or substantially all or any substantial portion of its Property or (iii) the Capital Stock of a Subsidiary, in each case other than (A) the sale of inventory in the ordinary course of business, (B) the sale, lease, transfer or other disposition of plant, property and equipment which is no longer used or useful in the business of such member of the Consolidated Group, (C) sales, leases, transfers or other dispositions of Property (including Capital Stock of a Subsidiary) by one member of the Consolidated Group to another member of the Consolidated Group provided that if the transferor is a Credit Party then the transferee shall be a Credit Party, (D) the disposition of accounts receivable in connection with the collection or compromise thereof, (E) the disposition of Securitization Receivables in connection with a Securitization Transaction permitted under Section 8.1, (F) the disposition of aircraft so long as the Net Cash Proceeds thereof are used by any member of the Consolidated Group to purchase another aircraft within 180 days after the date of such disposition, (G) sales of real property so long as the Net Cash Proceeds thereof are used to prepay Indebtedness secured by such real property, (H) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, (I) the sale or disposition of Cash Equivalents for fair market value and (J) any Involuntary Divestiture.

“Dollars” and “$” mean lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the Laws of any State of the United States of America or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.3(b) (subject to such consents, if any, as may be required under Section 11.3(b)(iii)).

“Environmental Laws” means any and all lawful and applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance of its Capital Stock, other than (a) an issuance to a Credit Party by a Subsidiary of such Credit Party, (b) an issuance made to qualify directors where required by applicable law, (c) an issuance in connection with a conversion of debt securities to equity, (d) an issuance in connection with the exercise by any former, present or future employee, officer or director under a Stock Option Plan, and (e) an issuance of the Capital Stock of the Borrower in connection with an Acquisition permitted under Section 8.4.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any member of the Consolidated Group within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a)           for any Interest Period with respect to any Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Base Rate”.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means such term as defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Transaction Receivables” means Transaction Receivables (i) as to which the related checks are returned for insufficient funds, improper endorsement, fraud, closed accounts or stop pays and (ii) which are more than sixty (60) days past due and for which a repayment schedule has not been established and maintained by the applicable customer and the applicable member of the Consolidated

Group.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.1(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.18), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.1(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.1(a)(i) or (ii) and

(e) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“Existing Credit Agreement” means that certain Credit Agreement dated as of March 24, 2008 among the Borrower, the guarantors identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent.

“Existing Letters of Credit” means those Letters of Credit outstanding on the Closing Date and identified on Schedule 2.3.

“Extension of Credit” means each of the following: (a) a Borrowing and (b) an L/C Extension of Credit.

“Family Members” means, with respect to any individual, any grandparent, parent, lineal descendant (including adoptive relationships), sibling or spouse of such individual, any grandparent, parent, lineal descendant (including adoptive relationships), sibling or spouse of any of the foregoing and any entity all of the economic interests in which is beneficially owned by any of the foregoing, and any trust created for the benefit of any of the foregoing.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the Administrative Agent’s Fee Letter and the Wells Fargo Fee Letter.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized by the Defaulting Lender in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized by the Defaulting Lender in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person, without duplication, all of the following whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money indebtedness of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (v) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (vi) all Support Obligations of such Person with respect to Funded Debt of another Person, (vii) the then maximum available amount of all standby letters of credit issued for the account of such Person (other than Letters of Credit issued in support of obligations of such Person under Treasury Management Agreements up to a maximum available amount of $2,500,000), (viii) the maximum available amount of all bankers’ acceptance, bank guaranties and similar instruments created for the account of such Person, (ix) all Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed, provided that for purposes of this clause (ix) the amount of such Funded Debt shall be limited to the greater of (A) the amount of such Funded Debt as to which there is recourse to such Person and (B) the fair market value of the Property which is subject to the Lien, (x) the Borrower’s good faith estimate of the amount of all deferred purchase price obligations (including, without limitation, earnout payment obligations) of such Person relating to Acquisitions permitted by Section 8.4 (which estimate shall not be, with respect to any deferred purchase price obligation, less than the amount of such obligation that would appear as liability on a balance sheet of such Person); (xi) the outstanding principal amount attributed to such Person or such Person’s Property under any Securitization Transaction and (xii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such

Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.  The Funded Debt of any Person shall include the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.  The Funded Debt of any Person shall not include (i) all obligations of such Person in respect of Swap Contracts and (ii) all obligations of such Person under Treasury Management Agreements.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time but subject to the terms of Section 1.3.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, collectively, (a) the Persons identified as “Guarantor” on the signature pages hereto, (b) each other Person which hereafter becomes a Guarantor by execution of a Joinder Agreement, (c) with respect to obligations under any Swap Contract between any Subsidiary and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.1 and obligations under any Treasury Management Agreement between any Subsidiary and any Lender or Affiliate of a Lender, the Borrower, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Honor Date” has the meaning set forth in Section 2.3(c).

“Incremental Facilities” has the meaning specified in Section 11.6.

“Incremental Facility Commitment” means a commitment to an Incremental Facility.

“Incremental Revolving Increase” has the meaning specified in Section 11.6.

“Incremental Term Facility” has the meaning specified in Section 11.6.

“Indebtedness” means, with respect to any Person, all of the following whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money indebtedness, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (v) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (vi) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vii) the Borrower’s good faith estimate of the amount of all deferred purchase price obligations (including, without limitation, earnout payment obligations) of such

Person relating to Acquisitions permitted by Section 8.4 (which estimate shall not be, with respect to any deferred purchase price obligation, less than the amount of such obligation that would appear as liability on a balance sheet of such Person); (viii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Indebtedness shall be limited to the greater of (A) the amount of such Indebtedness as to which there is recourse to such Person and (B) the fair market value of the Property which is subject to the Lien, (ix) all Support Obligations of such Person with respect to Indebtedness of another Person, (x) all obligations of such Person in respect of Swap Contracts, (xi) all obligations of such Person under Treasury Management Agreements, (xii) the maximum amount of all standby letters of credit issued, bankers’ acceptances, bank guaranties and similar instruments created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xiii) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date occurring prior to the Maturity Date, (xiv) the outstanding principal amount attributed to such Person or such Person’s Property under any Securitization Transaction and (xv) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 11.5(b).

“Information” has the meaning specified in Section 11.12.

“Initial Revolving Facility” means the revolving facility established pursuant to Section 2.1(a).

“Interest Payment Date” means:

(a)           With respect to any Revolving Loan:

(i)            if such Revolving Loan is a Base Rate Loan, the last day of each March, June, September and December and the Maturity Date;

(ii)           if such Revolving Loan is a Eurodollar Loan, the last day of each Interest Period for such Loan and the Maturity Date and in addition where the applicable Interest Period is more than three months, then also on the date three months from the beginning of the Interest Period, and each three months thereafter;

(b)           With respect to the Term Loan, the last day of each calendar month; and

(c)           With respect to any Swingline Loan, (i) the 13th day of each month and the Maturity Date or (ii) in the event that such Swingline Loan is advanced under an auto borrow, zero balance or other similar arrangement between the Borrower and the Swingline Lender and such arrangement provides for different interest payment dates, then such payment dates provided by such arrangement.

“Interest Period” means the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment”, in any Person, means any loan or advance to such Person, any purchase or other acquisition of any Capital Stock of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any Support Obligation incurred for the benefit of such Person.

“Involuntary Divestiture” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any member of the Consolidated Group.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreement” means a Joinder Agreement substantially in the form of Schedule 7.10(a) hereto or such other documents that the Administrative Agent shall deem appropriate for such purpose executed and delivered by a Domestic Subsidiary of the Borrower in accordance with the provisions of Section 7.10(a).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Extension of Credit” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Persons identified as “Lenders” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Credit Agreement and their successors and assigns and, as the context requires, includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fee” shall have the meaning given such term in Section 2.3(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $25 million.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof).

“Loans” means the Revolving Loans, the Term Loan and the Swingline Loans.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, in each case pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Schedule 2.2.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Group taken as a whole, (ii) the ability of the Credit Parties taken as a whole to perform any material obligation under the Credit Documents to which it is a party or (iii) the rights and remedies of the Lenders under the Credit Documents.

“Material Foreign Subsidiary” means any Foreign Subsidiary that has (a) operating income that exceeds five percent (5%) of total operating income of the Consolidated Group on a consolidated basis for the immediately preceding fiscal quarter or (b) assets with a book value that exceeds five percent (5%) of the book value of the total assets of the Consolidated Group on a consolidated basis at any time.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means December 5, 2016; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Domestic Subsidiary in respect of any Divestiture, Involuntary Divestiture, Debt Issuance or Equity Transaction net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Divestiture or any Involuntary Divestiture, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Domestic Subsidiary in any Divestiture, Involuntary Divestiture, Debt Issuance or Equity Transaction.

“Note” has the meaning specified in Section 2.11(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between the Borrower or any Subsidiary and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.1 and (b) all obligations under any Treasury Management Agreement between the Borrower or any Subsidiary and any Lender or Affiliate of a Lender.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Participant” has the meaning set forth in Section 11.3(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Investments” means Investments which are (a) cash and Cash Equivalents; (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms including, without limitation, accounts receivable acquired by Persons to whom a member of the Consolidated Group provides marketing and/or administrative services; (c) Transaction Receivables; (d) Investments received in settlement of accounts receivable (created in the ordinary course of business) from obligors; (e) Support Obligations permitted by Section 8.1; (f) Acquisitions permitted by Section 8.4; (g) advances or loans to employees, directors or officers not to exceed $500,000 in the aggregate at any time outstanding; (h) Investments by the Borrower or any Domestic Subsidiary (other than any Special Purpose Subsidiary), provided that in the case of a loan or advance from a Foreign Subsidiary such loan or advance shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent; (i) Investments in the Borrower in Special Purpose Subsidiaries, provided that the aggregate principal amount of all such Investments made after the Closing Date shall not exceed $100,000 in any fiscal year of the Borrower; (j) Investments by any Foreign Subsidiary in any other Foreign Subsidiary; (k) Investments by the Borrower or any Domestic Subsidiary in Specified Foreign Subsidiaries provided that the aggregate principal amount of all such Investments made after the Closing Date shall not exceed $50 million at any time outstanding; and (l) other loans, advances and investments of a nature not contemplated in the foregoing subsections in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Liens” means:

(a)           Liens arising under the Credit Documents;

(b)           Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d)           consensual Liens of landlords in furniture, fixtures, equipment and leasehold improvements of a member of the Consolidated Group to secure leasehold obligations of such member of the Consolidated Group;

(e)           Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the members of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f)            Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that, to the extent that such attachments and judgments exceed $250,000 in the aggregate, such judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(g)           easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(h)           Liens securing mortgage Indebtedness permitted under Section 8.1(i), provided that such Liens attach only to (1) the Specified Real Property, (2) any lease agreement by and between the Borrower or any of its Subsidiaries and Church and Commerce, LLC, a South Carolina limited liability company, (3) any garage parking agreement by and between the Borrower or any of its Subsidiaries and the City of Spartanburg and (4) all other parking agreements and parking rights of the Borrower or any of its Subsidiaries in the City of Spartanburg Garage located at 150 Dunbar Street now or hereafter existing;

(i)            Liens securing purchase money and sale/leaseback Indebtedness (including Capital Leases and purchase money and sale/leaseback Indebtedness assumed in an Acquisition permitted by Section 8.4) permitted under Section 8.1; provided that such Liens attach only to the Property financed or leased and such Liens attach thereto concurrently with or within 90 days after the acquisition or construction thereof in connection with the purchase money transactions and within 30 days after the closing of any sale/leaseback transaction;

(j)            leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(k)           any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)          Liens created or deemed to exist in connection with a Securitization Transaction (including any related filings of any financing statements), but only to the extent that any such Lien relates to the Securitization Receivables actually sold, contributed, financed or otherwise conveyed pursuant to such transaction;

(n)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.5;

(o)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(p)           [Reserved];

(q)           Liens in favor of Third Parties in the Ancillary Services Funds;

(r)            Liens on Property of Specified Foreign Subsidiaries securing Indebtedness permitted under Section 8.1(k);

(s)           deposits to secure the performance of obligations under agreements providing for indemnification, adjustment of purchase price, earnest money or similar obligations in connection with any Investment, Acquisition or Divestiture; and

(t)            Liens not otherwise permitted by clauses (a) through (s) above, so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $1,000,000 at any one time.

“Permitted Shareholders” means George D. Johnson, Jr., William M. Webster IV, Stewart H. Johnson, Dean L. Buntrock and entities controlled by any or all of them or any of their Family Members.

“Permitted Stock Repurchases” means the repurchase on any settlement date on and after the Closing Date of Capital Stock of the Borrower in an aggregate amount of up to $50 million (excluding commissions and any Capital Stock repurchases under Section 8.7(c)) during any period of four consecutive fiscal quarters on or after the Closing Date and $125 million (excluding commissions and any Capital Stock repurchases under Section 8.7(c)) in total on and after the Closing Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.2.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date given by the Borrower to the Administrative Agent.

“Pro Forma Basis” means, for purposes of calculating the financial covenants in Section 7.9, that any transaction shall be deemed to have occurred as of the first day of the four fiscal quarter period ending as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b).  In connection with the foregoing, (a) with respect to any Divestiture or Involuntary Divestiture, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to the applicable period and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction shall be deemed to have been incurred as of the first day of the applicable period.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning specified in Section 7.2.

“Quoted Rate” means, with respect to any Quoted Rate Swingline Loan, the fixed or floating percentage rate per annum, if any, offered by the Swingline Lender and accepted by the Borrower.

“Quoted Rate Swingline Loan” means a Swingline Loan bearing interest at the Quoted Rate.

“Register” shall have the meaning given such term in Section 11.3(c).

“Regulation D, T or U” means Regulation D, T or U, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period has been waived.

“Request for Extension of Credit” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Extension of Credit, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments and the outstanding Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) or (b) if the Commitments have been terminated, the outstanding Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition).  The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of (a) the unfunded Revolving Commitments and the outstanding Revolving Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition) or (b) if the Revolving Commitments have been terminated, the outstanding Revolving Loans (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition).  The unfunded Revolving Commitments of, and the outstanding Revolving Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law” means any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material Property is subject.

“Responsible Officer” means any of the Chief Executive Officer, the Chief Financial Officer, the Controller, the Chief Operating Officer, the Chief Accounting Officer or the Treasurer of the Borrower and any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock now or hereafter outstanding, except (A) a dividend payable solely in shares of that class to the holders of that class, and (B) dividends and other distributions payable to members of the Consolidated Group, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock now or hereafter outstanding.

“Revolving Commitment” means, with respect to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.1, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to clause (v) of the second proviso in Section 11.6, as applicable as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Revolving Loan” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Obligations” means the aggregate outstanding principal amount of all Revolving Loans, Swingline Loans and L/C Obligations.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Receivables” means any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment of such member of the Consolidated Group, any assets related thereto or otherwise customarily sold or pledged in securitization transactions and all proceeds of the foregoing.

“Securitization Transaction” means any financing transaction (or series of financing transactions) entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, any Securitization Receivables to a Subsidiary, Affiliate or any other Person.

“Security Agreement” means the Security Agreement dated as of the Closing Date given by the Credit Parties to the Administrative Agent.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (t) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Subsidiary” means any Subsidiary which is acquired and/or formed solely for the purpose of holding the Specified Real Property, provided that if at any time any such Subsidiary engages in any business activity other than holding the Specified Real Property and activities incidental thereto, or owns any property other than the Specified Real Property and property related thereto, such Subsidiary shall no longer be deemed a “Special Purpose Subsidiary”.

“Specified Foreign Subsidiaries” means Foreign Subsidiaries organized under the Laws of the United Kingdom and Canada.

“Specified Real Property” means the real property located at 135 N. Church Street, Spartanburg, South Carolina 29306.

“Stock Option Plan” means any stock incentive plan, stock option plan or other equity-based compensation plan or arrangement of the Borrower.

“Subordinated Debt” means Indebtedness of the Borrower or any Domestic Subsidiary which by its terms is subordinated to the Obligations in a manner and to an extent acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof, but specifically excluding (i) guaranties or other assurances with respect to performance obligations under bids or contracts made or entered into in the ordinary course of business and (ii) if the Borrower or any of its Subsidiaries provide services to any customers of the members of the Consolidated Group by either (i) acting as an agent or loan broker (or other similar capacity) of a hedge fund, bank or other commercial institution in connection with cash advances to such customers or (ii) acting as an agent or loan broker (or other similar capacity) of such customer in connection with cash advances to such customer from a hedge fund, bank or other commercial institution, indebtedness of any Credit Party to such hedge fund, bank or other commercial institution providing such cash advances to such customers to the extent of such advances (plus any associated fees, interest, and expenses), including, without limitation, indebtedness under a guarantee, letter of credit or other Support Obligation providing such hedge fund, bank or other commercial institution credit support for the repayment of such advances.  The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and confirmations, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swing line lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.4(a).

“Swingline Loan Notice” means a notice of a Borrowing of Swingline Loans pursuant to Section 2.4(b), which, if in writing, shall be substantially in the form of Schedule 2.4.

“Swingline Sublimit” means an amount equal to the lesser of (a) $20 million and (b) the Aggregate Revolving Commitments.  The Swingline Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.1(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.1(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.1. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Third Party” has the meaning specified in the definition of Ancillary Services Funds.

“Transaction Receivables” means all cash advances and other loans to customers originated by, or guaranteed in full by, any member of the Consolidated Group in the ordinary course of business and the fees related thereto.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overnight draft, credit or debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.3(c)(i).

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo Fee Letter” means that certain letter agreement dated as of November 4, 2011 among Wells Fargo Bank, N.A., Wells Fargo Securities and the Borrower.

“Wholly Owned Subsidiary” of any Person means any Subsidiary 100% of whose Voting Stock is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

1.2           Other Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.3           Accounting Terms.

(a)           Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 7.9 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to any Acquisition, Divestiture or Involuntary Divestiture occurring during the applicable period.

1.4           Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5           Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6           Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that (a) with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time and (b) if the stated amount of any Letter of Credit has been permanently reduced, then for purposes of this Section 1.6 the stated amount of such Letter of Credit shall be reduced by the amount of such permanent reduction.

ARTICLE II

THE COMMITMENTS AND EXTENSION OF CREDITS

2.1           Revolving Loans.

(a)           Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the aggregate principal amount of the Revolving Obligations shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate outstanding principal amount of the Revolving Loans of any Lender, plus such Lender’s Commitment Percentage of the outstanding principal amount of all L/C Obligations, plus such Lender’s Commitment Percentage of the outstanding principal amount of all Swingline Loans shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1, prepay under Section 2.5, and reborrow under this Section 2.1.  Revolving Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.

(b)           Term Loan.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment.  Amounts repaid on the Term Loan may not be reborrowed.  The Term Loan may consist of Base Rate Loans or Eurodollar Loans, as further provided herein.

2.2           Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Loans or of any conversion of Eurodollar Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer.  Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.3(c) and 2.4(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Loan.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Borrowing is the initial Extension of Credit, Section 5.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all of the then outstanding Eurodollar Loans shall be automatically converted to Base Rate Loans.

(ii)           Without limiting the effect of clause (i) above, upon the request of the Required Lenders, while any Event of Default exists, all of the then outstanding Eurodollar Loans shall be converted to Base Rate Loans.

(iii)          During the continuance of any Event of Default (and, in accordance with clause (ii), following any request of the Required Lenders), the Borrower shall not be permitted to request and no Lender shall be required to make any Eurodollar Loan.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

2.3           Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the Commitment Period, to issue Letters of Credit in Dollars for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Extension of Credit with respect to any Letter of Credit, (x) the aggregate principal amount of the Revolving Obligations shall not exceed the Aggregate Revolving Commitments, (y) the aggregate outstanding principal amount of the Revolving Loans of any Lender, plus such Lender’s Commitment Percentage of the outstanding principal amount of all L/C Obligations, plus such Lender’s Commitment Percentage of the outstanding principal amount of all Swingline Loans shall not exceed such Lender’s Revolving Commitment and (z) the outstanding principal amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Extension of Credit so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)          subject to Section 2.3(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the date twelve months after the Maturity Date, unless all the Lenders that have Revolving Commitments have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)           such Letter of Credit is to be denominated in a currency other than Dollars;

(D)          any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a

Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the date twelve months after the Maturity Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied (treating such reinstatement as an L/C Extension of Credit for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.2 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the aggregate principal amount of the Revolving Obligations shall not exceed the Aggregate Revolving Commitments.  If the Unreimbursed Amount is repaid in full on the Honor Date by a Borrowing of Base Rate Loans, then no Default or Event of Default shall be deemed to exist as a result of the failure of the Borrower to so reimburse the L/C Issuer with other funds.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv)          Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 11.17 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           [Reserved].

(h)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.3 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Maturity Date and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each

Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Administrative Agent’s Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit and on the Maturity Date.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with L/C Documents.  In the event of any conflict between the terms hereof and the terms of any L/C Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.4           Swingline Loans.

(a)           Swingline Facility.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.4, to make loans (each such loan, a “Swingline Loan”) to the Borrower in Dollars from time to time on any Business Day during the Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Commitment Percentage of the outstanding principal amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the aggregate principal amount of the Revolving Obligations shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate outstanding principal amount of the Revolving Loans of any Lender, plus such Lender’s Commitment Percentage of the outstanding principal amount of all L/C Obligations, plus such Lender’s Commitment Percentage of the outstanding principal amount of all Swingline Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.  Notwithstanding the foregoing, the Swingline Lender shall be under no obligation to make any Swingline Loan if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be issued or that Swingline Loan and all other Swingline

Loans as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.4, prepay under Section 2.5, and reborrow under this Section 2.4.  Each Swingline Loan shall bear interest at a rate based on the Base Rate or at a rate based on the Quoted Rate, as selected by the Borrower.  Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Swingline Loan.

(b)           Borrowing Procedures.  Each Borrowing of Swingline Loans shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof, (ii) the requested borrowing date, which shall be a Business Day, and (iii) whether such Swingline Loan shall be a Base Rate Loan or a Quoted Rate Swingline Loan.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer.  Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower.  Notwithstanding the foregoing, in the event that any Swingline Loans are advanced under an auto borrow, zero balance or similar arrangement between the Borrower and the Swingline Lender and such arrangement provides for different borrowing procedures, then Borrowings of Swingline Loans advanced under such arrangement shall be made in accordance with the borrowing procedures provided by such arrangement.

(c)           Refinancing of Swingline Loans.

(i)            The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Commitment Percentage of the amount of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.2 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the aggregate principal amount of the Revolving Obligations shall not exceed the Aggregate Revolving Commitments.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the

Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

                (ii)           If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.4(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

                (iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

                (iv)          Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 5.2.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)           Repayment of Participations.

                (i)            At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by the Swingline Lender.

                (ii)           If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.17 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its

Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)           Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.4 to refinance such Lender’s Commitment Percentage of any Swingline Loan, interest in respect of such Commitment Percentage shall be solely for the account of the Swingline Lender.

(f)            Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g)           Auto Borrow Arrangement.  In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree to, and are hereby authorized to, enter into an auto borrow agreement in form and substance reasonably satisfactory to the Swingline Lender and the Administrative Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein.  At any time an Auto Borrow Agreement is in effect, Borrowings of Swing Line Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement.  For purposes of determining the Revolving Obligations at any time during which an Auto Borrow Agreement is in effect, the outstanding principal amount of Swingline Loans shall be deemed to be the sum of the outstanding principal amount of Swingline Loans at such time plus the maximum amount available to be borrowed under such Auto Borrow Agreement at such time.

2.5           Prepayments.

(a)           Voluntary Prepayments of Loans.

(i)            Revolving Loans and Term Loan.  The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of the Term Loan shall be applied ratably to the remaining principal amortization payments.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Commitment Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5.  Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Commitment Percentages.

(ii)           Swingline Loans.  The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Notwithstanding the foregoing, in the event that any Swingline Loans are advanced under an auto borrow, zero balance or similar arrangement between the Borrower and the Swingline Lender and such arrangement provides for different optional prepayment procedures, then optional prepayments of Swingline Loans advanced under such arrangement shall be made in accordance with the optional prepayment procedures provided by such arrangement.

(b)           Mandatory Prepayments of Loans.

(i)            Revolving Commitments.  If for any reason the aggregate principal amount of the Revolving Obligations at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.5(b)(i) unless after the prepayment in full of the Revolving Loans and Swingline Loans the aggregate principal amount of the Revolving Obligations exceed the Aggregate Revolving Commitments then in effect.

(ii)           Divestitures and Involuntary Divestitures.  The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of any Divestitures or Involuntary Divestiture to the extent such Net Cash Proceeds in respect of any such Divestiture or Involuntary Divestiture exceed $100,000 and are not reinvested in property that is useful in the business of the Borrower and its Subsidiaries within 180 days of the date of such Divestiture or Involuntary Divestiture (it being understood that such prepayment shall be due immediately upon the expiration of such 180 day period).

(iii)          Debt Issuances.  Immediately upon receipt by the Borrower or any Domestic Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)          Equity Transactions.  Immediately upon the receipt by the Borrower or any Domestic Subsidiary of the Net Cash Proceeds of any Equity Transaction, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds.

(vi)          Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.5(b) shall be applied as follows:

(A)          with respect to all amounts prepaid pursuant to Section 2.5(b)(i), first, ratably to the L/C Borrowings and the Swingline Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations; and

(B)           with respect to all amounts prepaid pursuant to Sections 2.5(b)(ii), (iii) and (iv), first to the Term Loan (ratably to the remaining principal amortization payments), second, ratably to the L/C Borrowings and the Swingline Loans, third, to the outstanding Revolving Loans, and, fourth, to Cash Collateralize the remaining L/C Obligations.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.5(b) shall be subject to Section 3.5, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.6           Termination or Reduction of Aggregate Revolving Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the outstanding principal amount of Revolving Loans, Swingline Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Commitment Percentage.  All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.7           Repayment of Loans.

(a)           Revolving Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)           Swingline Loans.  The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten Business Days after such Swingline Loan is made (provided that in the event that any Swingline Loans are advanced under an auto borrow, zero balance or similar arrangement between the Borrower and the Swingline Lender and such arrangement provides for different repayment dates, then Swingline Loans advanced under such arrangement shall be repaid in accordance with the repayment dates provided by such arrangement) and (ii) the Maturity Date.

(c)           Term Loan.  The Borrower shall repay the outstanding principal amount of the Term Loan as follows (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.5), unless accelerated sooner pursuant to Section 9.2: (i) on the last Business Day of each calendar month, commencing with the calendar month ending January 31, 2012, the Borrower shall repay the principal amount of the Term Loan in the amount of $1,000,000 and (ii) on the Maturity Date the Borrower shall repay in full the outstanding principal amount of the Term Loan.

2.8           Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan (including each Swingline Loan that is a Base Rate Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Quoted Rate Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Quoted Rate.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.9           Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.3:

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the outstanding principal amount of Revolving Loans and (z) the outstanding principal amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The Commitment Fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Commitment Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  For purposes of clarification, Swingline Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)           Fee Letters.  The Borrower shall pay to the Arrangers and the Administrative

Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10         Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Credit Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11         Evidence of Debt.

(a)           The Extension of Credits made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extension of Credits made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall be in the form of Schedule 2.11(a) (a “Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the

event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the

Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.5(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.5(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13         Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.14         Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding principal amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.3, 2.4, 2.5, 2.15 or 9.2 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with 11.3(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.3), and (y) the Person providing Cash Collateral and the L/C Issuer or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                           Defaulting Lenders.

(a)                                  Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 11.6.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (A) shall not be entitled to receive any

Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.3(i).

(iv)                              Reallocation of Commitment Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.3 and 2.4, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Revolving Loans of that Lender.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swingline Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1                                 Taxes.

(a)                                  Payments Free of Taxes — Obligation to Withhold: Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Credit Parties or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Credit Parties or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Credit Parties or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Credit Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                                  Tax Indemnifications.

(i)                                     Without limiting the provisions of subsection (a) or (b) above, the Credit Parties shall, and does hereby indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Credit Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Credit Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Lender and the LOC Issuer shall, and does hereby, indemnify the Credit Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Credit Parties or the Administrative Agent) incurred by or asserted against the Credit Parties or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Credit Parties or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Credit Party or by the Administrative Agent to a Governmental Authority, as provided in this Section 3.1, the Borrower shall deliver (or cause the applicable Credit Party to deliver) to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders: Tax Documentation.

(i)                                     Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)                                  Without limiting the generality of the foregoing, if the Borrower is a resident for tax purposes in the United States

(A)                              any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)                                each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                    executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                                executed originals of Internal Revenue Service Form W-8ECI,

(III)                            executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)                            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V)                                executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

3.2                                 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.3                                 Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b)  adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan or in connection with a Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.4                                 Increased Costs.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

3.5                                 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.18;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.6                                 Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.4, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, the Borrower may replace such Lender in accordance with Section 11.18.

3.7                                 Survival.

All of the Credit Parties’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.1                                 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with the Borrower or any Subsidiary, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.2                                 Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                  at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Credit Documents, or any other document relating to the Obligations shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.3                                 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.4                                 Certain Additional Waivers.

Without limiting the generality of the provisions of this Article IV, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. §§ 26-7 through 26-9, inclusive.  Each of the Guarantors further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of the rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

4.5                                 Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.6                                 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.7                                 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO EXTENSION OF CREDITS

5.1                                 Conditions of Effectiveness.

This Credit Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)                                  Execution of Credit Agreement and Credit Documents.  Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement, (ii) a Note for each Lender requesting the same and (iii) multiple counterparts of the Collateral Documents, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b)                                 Legal Opinions.  Receipt by the Administrative Agent of multiple counterparts of an opinion of counsel for the Credit Parties relating to the Credit Documents and the transactions contemplated herein, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(c)                                  Corporate Documents.  Receipt by the Administrative Agent of the following (or their equivalent) for each Credit Party:

(i)                                     Good Standing.  Certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of incorporation.

(ii)                                  Organization Documents, Resolutions, Etc..

(A)                              copies of the Organization Documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date; and

(B)                                such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Credit Documents to which such Credit Party is a party.

(d)                                 Financial Information.  Receipt by the Administrative Agent and the Lenders of each of the financial statements and related information referenced in Section 6.1(i) and all other financial information reasonably requested by the Administrative Agent and the Lenders, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(e)                                  Priority of Liens.  The Administrative Agent shall have received satisfactory evidence that (i) the Administrative Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral and (ii) none of the Collateral is subject to any Liens other than Permitted Liens.

h)                                     Fees and Expenses.  Receipt by the Administrative Agent, the Arrangers and the Lenders of all fees and expenses required to be paid to them on or prior to the Closing Date pursuant to the Fee Letters or this Credit Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2                                 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit (including the initial Extension of Credit but excluding (x) a conversion of Loans to the other Type or (y) a continuation of Eurodollar Loans) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)                                  Representations and Warranties.  The representations and warranties made by the Credit Parties herein or in any other Credit Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date and those which are untrue solely as a result of a change permitted by this Credit Agreement).

(b)                                 No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Extension of Credit and the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c)                                  Request for Credit Extension.  The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Extension of Credit in accordance with the requirements hereof.

Each Request for Extension of Credit (excluding a conversion of Loans to the other Type or a continuation of Eurodollar Loans) and each acceptance by the Borrower of an Extension of Credit (excluding a conversion of Loans to the other Type or a continuation of Eurodollar Loans) shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the conditions precedent set forth in this Section 5.2 have been satisfied or waived in accordance with this Credit Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent and to each Lender on the Closing Date and on the date of each Extension of Credit (including extensions of Eurodollar Loans and conversions of Base Rate Loans into Eurodollar Loans) that:

6.1                                 Financial Condition.

Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified (subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes):

(i)                                     audited consolidated balance sheets of the members of the Consolidated Group for the fiscal year ending December 31, 2010, together with related consolidated statements of income and cash flows for such fiscal year;

(ii)                                  company prepared consolidated balance sheets of the members of the Consolidated Group for the fiscal quarter ending September 30, 2011, together with related consolidated statements of income and cash flows for such fiscal quarter; and

(iii)                               the financial statements delivered to the Administrative Agent by the Credit Parties pursuant to Sections 7.1(a) and (b).

6.2                                 No Changes.

Since December 31, 2010, there has been no circumstance, development or event which has had or would be reasonably expected to have a Material Adverse Effect.

6.3                                 Organization; Existence; Compliance with Law.

Each of the members of the Consolidated Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except to the extent that the failure to be in good standing would not, in the aggregate, have a Material Adverse Effect, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority and right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect, and (d) is in compliance with its Organizational Documents and all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.4                                 Power; Authorization; Enforceable Obligations.

Each of the members of the Consolidated Group has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit or the making of the Guaranty hereunder or with the execution, delivery or performance of any Credit Documents by the members of the Consolidated Group (other than those which have been obtained, such filings as are required by the Securities and Exchange Commission and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).  Each Credit Document has been duly executed and delivered by each Credit Party that is party thereto.  Each Credit Document constitutes a legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5                                 No Legal Bar.

The execution, delivery and performance of the Credit Documents, the Borrowings and the use of the Extensions of Credit does not violate any Requirement of Law, any Organizational Documents of any member of the Consolidated Group or any Contractual Obligation (except in the case of leases entered into for branch or office space in the ordinary course of business, which in the aggregate will not have a Material Adverse Effect) of any member of the Consolidated Group (except those as to which waivers or consents have been obtained), and does not result in, or require, the creation or imposition of any Lien on any of its Property pursuant to any Requirement of Law, any Organizational Documents of any member of the Consolidated Group or any Contractual Obligation of any member of the Consolidated Group other than the Liens arising under or contemplated in connection with the Credit Documents.  No member of the Consolidated Group is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.

6.6                                 No Material Litigation.

No claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge of the Responsible Officers, threatened by or against, any members of the Consolidated Group or against any of their respective properties or revenues which (a) purports to affect the legality, validity or enforceability of any of the Credit Documents and which is reasonably likely to be adversely determined, or (b) is reasonably likely to have a Material Adverse Effect.

6.7                                 No Default.

No Default or Event of Default has occurred and is continuing.

6.8                                 Ownership of Property; Liens.

Each of the members of the Consolidated Group has good and marketable title to, or a valid leasehold interest in, all its Property material to the Consolidated Group, except to the extent that the failure to do so would not, in the aggregate, have a Material Adverse Effect; and none of the Property of the members of the Consolidated Group is subject to any Lien, except for Permitted Liens.

6.9                                 Intellectual Property.

Each of the members of the Consolidated Group owns, or has the legal right to use, all United States trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Set forth on Schedule 6.9 is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by a Credit Party as of the Closing Date.

6.10                           No Burdensome Restrictions.

Neither compliance with the Organization Documents of any member of the Consolidated Group, any Requirement of Law or any Contractual Obligation of any member of the Consolidated Group would be reasonably expected to have a Material Adverse Effect.

6.11                           Taxes.

Each of the members of the Consolidated Group has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the actual knowledge of any Responsible Officer, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed (other than tax Liens which, in the aggregate, would not have a Material Adverse Effect), and, to the actual knowledge of the Responsible Officers, no claim is being asserted, with respect to any such tax, fee or other charge (other than such claims which, in the aggregate, would not have a Material Adverse Effect).

6.12                           ERISA

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Responsible Officers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Credit Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Responsible Officers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Credit Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Credit Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Credit Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.13                           Governmental Regulations, Etc.

(a)                                  No part of the proceeds of the Extensions of Credit hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.  If requested by any Lender or the Administrative Agent, the members of the Consolidated Group will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.  No indebtedness being reduced or retired out of the proceeds of the Extensions of Credit hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T.  “Margin stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries.  None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, the Exchange Act or Regulation T, U or X.

(b)                                 None of the members of the Consolidated Group is subject to regulation under the Federal Power Act or the Investment Company Act of 1940.  In addition, none of the members of the Consolidated Group is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such a company.

6.14                           Subsidiaries.

Set forth on Schedule 6.14 are all the Active Subsidiaries of the Borrower on the Closing Date and the jurisdiction of their incorporation or formation.

6.15                           Purpose of Extensions of Credit.

The proceeds of the Loans will be used by the Borrower solely (a) to refinance the loans outstanding under the Existing Credit Agreement, (b) to finance Restricted Payments and (c) for working capital, capital expenditures, Acquisitions permitted by Section 8.4 and other lawful corporate purposes of the members of the Consolidated Group.

6.16                           Environmental Matters.

Except as would not reasonably be expected to have a Material Adverse Effect, to the actual knowledge of each Responsible Officer:

(a)                                  Each of the facilities and properties owned, leased or operated by the members of the Consolidated Group (the “Subject Properties”) and all operations at the Subject Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Subject Properties or the businesses operated by the members of the Consolidated Group (the “Businesses”), and there are no conditions relating to the Businesses or Subject Properties that could give rise to liability of any member of the Consolidated Group under any applicable Environmental Laws.

(b)                                 None of the Subject Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Subject Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability of any member of the Consolidated Group under, Environmental Laws.

(c)                                  None of the members of the Consolidated Group has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, nor does any Responsible Officer have actual knowledge that any such notice will be received or is being threatened.

(d)                                 Materials of Environmental Concern have not been transported or disposed of from the Subject Properties, or generated, treated, stored or disposed of at, on or under any of the Subject Properties or any other location, in each case by or on behalf any members of the Consolidated Group in violation of, or in a manner that would be reasonably likely to give rise to liability of any member of the Consolidated Group under, any applicable Environmental Law.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the actual knowledge of any Responsible Officer, threatened, under any Environmental Law to which any member of the Consolidated Group is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any member of the Consolidated Group, the Subject Properties or the Businesses.

(f)                                    There has been no release or, threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations (including, without limitation, disposal) of any member of the Consolidated Group in connection with the Subject Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability of any member of the Consolidated Group under Environmental Laws.

6.17                           Obligations under Leases.

Each member of the Consolidated Group is current in payments, and is not otherwise in default, under any lease for office or branch space, except as would not result in lease payment obligations in excess of $500,000 in the aggregate for the Consolidated Group as a whole at any time being owing and unpaid (including amounts in dispute).

6.18                           Disclosure.

None of the information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of any member of the Consolidated Group to the Administrative Agent or any Lender in connection with the negotiation of the Credit Documents or included therein or delivered pursuant thereto contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of the Credit Parties represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

6.19                           Bank Accounts.

Set forth on Schedule 6.19 is a complete and accurate list of all bank accounts maintained by a member of the Consolidated Group with any bank or other financial institution as of the Closing Date.

6.20                           Solvency.

The Credit Parties are Solvent on a consolidated basis.

6.21                           Collateral Matters.

Set forth on Schedule 6.21(a) is the chief executive office, tax payer identification number and, if applicable, organizational identification number of each Credit Party as of the Closing Date.  The exact legal name and state of organization of each Credit Party is as set forth on the signature pages hereto.  Except as set forth on Schedule 6.21(b), no Credit Party has during the five years preceding the Closing Date changed its legal name, changed its state of formation or been party to a merger, consolidation or other change in structure.

6.22                           Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that on the Closing Date, and so long as this Credit Agreement is in effect or any amounts owing under any Credit Document shall remain outstanding and until the Commitments have been terminated, the Borrower shall, and in the case of Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11 and 7.13 shall cause each of its Active Subsidiaries to:

7.1                                 Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders):

(a)                                  Audited Financial Statements.  As soon as available, but in any event within 120 days after the end of each fiscal year, an audited consolidated balance sheet of the members of the Consolidated Group as of the end of such fiscal year and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, audited and accompanied by a report and opinion of PricewaterhouseCoopers, LLP, or other firm of independent certified public accountants of recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to a “going concern” or like qualification or exception or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

(b)                                 Company-Prepared Financial Statements.  As soon as available, but in any event

(i)                                     within forty-five (45) days (or, in the case of the fourth fiscal quarter, seventy-five (75) days) after the end of each fiscal quarter of the members of the Consolidated Group, unaudited consolidated balance sheets of the Consolidated Group as of the end of each such fiscal quarter, and consolidated statements of income and cash flows of the Consolidated Group for such fiscal quarter, all in reasonable detail and certified by a Responsible Officer as to the correctness and accuracy of the financial information contained therein;

(ii)                                  within forty-five (45) days (or, in the case of the fourth fiscal quarter, seventy-five (75) days) after the end of each fiscal quarter of the Consolidated Group, a statement showing the revenue, expenses and Branch Operating Income for each branch office of the Borrower and its Domestic Subsidiaries (and, if requested by the Administrative Agent, its Material Foreign Subsidiaries) for such fiscal quarter, all in reasonable detail and certified by a Responsible Officer as to the correctness and accuracy of the financial information contained therein; and

(iii)                               within forty-five (45) days (or, in the case of the fourth fiscal quarter, seventy-five (75) days) after the end of each fiscal quarter of the members of the Consolidated Group, an aging report of the Transaction Receivables and other accounts receivable of the Borrower and its Domestic Subsidiaries (and, if requested by the Administrative Agent, its Material Foreign Subsidiaries);

together with, in each case, a consolidated balance sheet and consolidated statement of income showing in comparative form the same information for the Consolidated Group during the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal year-end audit adjustments.

All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, any change in the application of accounting principles as provided in Section 1.3(a).

As to any information contained in materials furnished pursuant to Section 7.2(e), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.2                                 Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders):

(a)                                  Accountant’s Certificate and Reports.  Concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in the course of performing their audit, nothing came to their attention that caused them to believe the Borrower was not in compliance with the financial covenants contained in Section 7.9 below insofar as such covenants relate to accounting matters, except as specified in such certificate.

(b)                                 Compliance Certificate.  Concurrently with the delivery of the annual financial statements pursuant to Section 7.1(a) and the financial statements delivered for the period ending on the last day of each fiscal quarter of the Borrower pursuant to Section 7.1(b), a certificate of a Responsible Officer in substantially the form of Schedule 7.2 and stating that, to the best of such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements during the period specified therein, (ii) during such period the Credit Parties have observed or performed in all material respects the covenants and other agreements hereunder and under the other Credit Documents relating to them, and satisfied in all material respects the conditions contained in this Credit Agreement to be observed, performed or satisfied by them, and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (each an “Compliance Certificate”).  Each Compliance Certificate shall include reasonably detailed calculations that demonstrate compliance with each of the financial covenants set forth in Section 7.9.

(c)                                  Annual Budget.  By March 1 of each year, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of the next fiscal year;

(d)                                 Accountants’ Reports.  Promptly upon receipt, a copy of any final (as distinguished from a preliminary or discussion draft) “management letter” or other similar report submitted by independent accountants or financial consultants to the members of the Consolidated Group in connection with any annual, interim or special audit.

(e)                                  SEC Filings.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act;

(f)                                    Intellectual Property; Bank Accounts.  Concurrently with the delivery of the annual financial statements pursuant to Section 7.1(a) and the financial statements delivered for the period ending on the last day of each fiscal quarter of the Borrower pursuant Section 7.1(b), a certificate of a Responsible Officer listing (i) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (ii) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (iii) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (iv) all bank accounts opened by the Borrower or any Subsidiary with any bank or other financial institution made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date).

(g)                                 Other Information.  Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and if requested by the Administrative Agent provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.2(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information”.  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.3                                 Notices.

Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)                                  Defaults.  Promptly (and in any event within five (5) Business Days) after any Responsible Officer has knowledge of the occurrence of any Default or Event of Default.

(b)                                 Contractual Obligations.  Promptly (and in any event within ten (10) Business Days) after any Responsible Officer has knowledge of the occurrence of any default or event of default under any Contractual Obligation of any member of the Consolidated Group which would reasonably be expected to have a Material Adverse Effect.

(c)                                  Legal Proceedings.  Promptly (and in any event within ten (10) Business Days) after any Responsible Officer has knowledge of any litigation, or any investigation or proceeding (including without limitation, any environmental proceeding), or any material development in respect thereof, affecting any member of the Consolidated Group which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(h)                                 ERISA Event.  Promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d)                                 Accounting and Financial Reporting Changes.  Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(e)                                  Other.  Promptly (and in any event within ten (10) Business Days) any other development or event which a Responsible Officer determines could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the members of the Consolidated Group propose to take with respect thereto.

7.4                                 Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.5                                 Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as conducted on the Closing Date by the members of the Consolidated Group, taken as a whole, and similar or related businesses (including, without limitation, check cashing and selling and servicing insurance products and policies and Ancillary Services); preserve, renew and keep in full force and effect its legal existence except as otherwise permitted by this Credit Agreement; take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect; and comply with all Contractual Obligations, its Organizational Documents and all Requirements of Law applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

7.6                                 Maintenance of Property; Insurance.

(a)                                  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)                                 At all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise required by the Collateral Documents).

7.7                                 Inspection of Property; Books and Records; Discussions.

(a)                                  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities.

(b)                                 Permit, during regular business hours and upon reasonable notice to a Responsible Officer by the Administrative Agent, the Administrative Agent to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client privilege and materials which the members of the Consolidated Group may not disclose without violation of a confidentiality obligation binding upon them) and to discuss the business, operations, properties and financial and other condition of the members of the Consolidated Group with officers and employees of the members of the Consolidated Group and, so long as any discussion takes place in the presence of a Responsible Officer, with officers and employees of the members of the Consolidated Group and with the Borrower’s independent certified public accountants.

Prior to the occurrence of an Event of Default, the costs and expenses of the Administrative Agent for up to three (3) field audits in any fiscal year shall be paid by Borrower.  After the occurrence and during the continuance of an Event of Default hereunder, the costs and expenses of the Administrative Agent for additional field audits and inspections shall be paid for by the Borrower.

7.8                                 Environmental Laws.

(a)                                  Comply in all material respects with, and take reasonable actions to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable actions to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the failure to do or the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect.

7.9                                 Financial Covenants.

Comply with the following financial covenants (each of which shall be computed in accordance with Section 1.3, to the extent applicable):

(a)                                  Consolidated Tangible Net Worth.  As of the end of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, the Consolidated Tangible Net Worth shall not be less than the sum of (i) $115 million plus (ii) an amount equal to fifty percent (50%) of Consolidated Net Income earned in each fiscal quarter ending after the Closing Date (with no deduction for a net loss in any such fiscal quarter) plus (iii) an amount equal to one hundred percent (100%) of the aggregate increases in consolidated shareholders’ equity of the members of the Consolidated Group after the Closing Date by reason of the issuance of Capital Stock by a member of the Consolidated Group in connection with the conversion of debt securities to equity minus (iv) the aggregate amount of Net Cash Proceeds from Equity Transactions used to prepay the Term Loan pursuant to Section 2.5(b)(iv) minus (v) the aggregate amount of repurchases of Capital Stock of the Borrower made after the Closing Date.

(b)                                 Consolidated Total Leverage Ratio. As of the end of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, the Consolidated Total Leverage Ratio shall not be greater than 3.5:1.0.

(c)                                  Consolidated Senior Secured Leverage Ratio. As of the end of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, the Consolidated Senior Secured Leverage Ratio shall not be greater than 2.0:1.0.

(d)                                 Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, the Consolidated Fixed Charge Coverage Ratio shall not be less than 1.25:1.0.

(e)                                  Charge-Offs.  As of the last day of each fiscal quarter of the Borrower, the average of the amount of actual charge-offs (net of recoveries and sales of charged-off receivables) incurred during each fiscal month ending during the period of twelve consecutive months ending on such day shall not exceed four and one-half percent (4.50%) of the average of the amount of the Adjusted Transaction Receivables outstanding at the end of each fiscal month ending during the period of twelve consecutive months ending on such day.

7.10                           Additional Guaranties and Stock Pledges.

(a)                                  By the date forty-five (45) days after any Person becomes an Active Domestic Subsidiary (or such later date as may be agreed by the Administrative Agent), (i) cause such Active Domestic Subsidiary to become a Guarantor by execution of a Joinder Agreement, (ii) deliver with the Joinder Agreement such supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request, and (iii) deliver stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of all of the Capital Stock of such Active Domestic Subsidiary, together with undated stock transfer powers executed in blank.  Notwithstanding the foregoing, any Active Domestic Subsidiary that is a Special Purpose Subsidiary shall not be required to comply with clauses (i) and (ii) of this Section 7.10(a), provided that (A) the Credit Parties shall, within forty-five (45) days after the acquisition and/or formation of such Active Domestic Subsidiary, deliver certificates representing the Capital Stock of such Active Domestic Subsidiary and related pledge agreements or pledge joinder agreements evidencing the pledge of all of the Capital Stock of such Active Domestic Subsidiary, together with undated transfer powers executed in blank, and (B) if at any time such Active Domestic Subsidiary is not deemed a Special Purpose Subsidiary, shall within forty-five (45) days thereof become a Guarantor by complying with clauses (i) and (ii) of this Section 7.10(a).  Notwithstanding anything herein to the contrary, Church and Commerce, LLC, a South Carolina limited liability company, shall not be required to become a Guarantor so long as its only property is Specified Real Property.

(b)                                 By the date forty-five (45) days after any Person becomes an Active Foreign Subsidiary with Capital Stock directly owned by any Credit Party (or such later date as may be agreed by the Administrative Agent), to the extent permitted under applicable law, deliver stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Active Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Active Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Active Foreign Subsidiary directly owned by any Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Obligations, together with opinions of counsel and any filings and deliveries necessary or appropriate, as determined by the Administrative Agent in its reasonable discretion, in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent (such pledge agreements and pledge joinder agreements shall be governed by US law unless otherwise requested by the Administrative Agent, and if the Administrative Agent requests foreign law pledge agreements or pledge joinder agreements then the date by which such pledge agreements, pledge joinder agreements and related opinions of counsel and filings and deliveries shall be delivered to the Administrative Agent shall be 90 days after request by the Administrative Agent or such later day as may be agreed by the Administrative Agent).

7.11                           Ownership of Subsidiaries.

The Borrower shall, directly or indirectly, own at all times 100% of the Capital Stock of each of its Subsidiaries except to the extent necessary to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries.

7.12                           Use of Proceeds.

Use the Loans solely for the purposes provided in Section 6.15.

7.13                           Acknowledgment of Grant of Security Interest in Deposit Accounts.

Use best efforts to obtain a deposit account control agreement from each financial institution (other than any Lender) with which the Borrower or any Subsidiary maintains any deposit account which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that on the Closing Date, and so long as this Credit Agreement is in effect or any amounts owing under any Credit Document shall remain outstanding and until the Commitments have been terminated, no member of the Consolidated Group shall:

8.1                                 Indebtedness.

Contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b)                                 Indebtedness set forth in Schedule 8.1, and renewals, refinancings and extensions thereof on terms and conditions consistent with then prevailing market standards for such existing Indebtedness;

(c)                                  purchase money Indebtedness (including Capital Lease Obligations) incurred after the Closing Date to provide all or a portion of the purchase price or costs of construction of an asset or, in the case of a sale/leaseback transaction as described in Section 8.8, to finance the value of such asset owned by a member of the Consolidated Group, provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset or, in the case of a sale/leaseback transaction, the fair market value of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (iii) the total amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;

(d)                                 Indebtedness owing under Swap Contracts, provided that such Swap Contracts are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e)                                  Indebtedness owing under Treasury Management Agreements;

(f)                                    unsecured intercompany Indebtedness owing by a member of the Consolidated

Group to another member of the Consolidated Group; provided, that such intercompany loan is a “Permitted Investment”;

(g)                                 Subordinated Debt provided that after giving effect to the incurrence of such Subordinated Debt on a Pro Forma Basis, the Borrower would be in compliance with the financial covenants in Section 7.9 as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b);

(h)                                 Securitization Transactions approved in writing by the Required Lenders;

(i)                                     mortgage Indebtedness of Church and Commerce, LLC incurred to purchase the Specified Real Property and renewals, refinancings and extensions thereof provided that the aggregate principal amount thereof shall not exceed the lesser of $7,500,000 or 80% of the appraised value of the Specified Real Property at any time outstanding;

(j)                                     Indebtedness consisting of deferred purchase price obligations (including, without limitation, earnout payment obligations) relating to Acquisitions permitted by Section 8.4;

(k)                                  Indebtedness of Specified Foreign Subsidiaries, provided that the aggregate principal amount of such Indebtedness shall not exceed $50 million at any time outstanding;

(l)                                     Indebtedness of a Person acquired in an Acquisition permitted by Section 8.4, provided that (i) such Indebtedness existed at the time of such Acquisition and (ii) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis (treating such Indebtedness as being incurred on the date of consummation of such Acquisition), the Borrower would be in compliance with the financial covenants in Section 7.9 as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b);

(m)                               Support Obligations of Indebtedness permitted under this Section 8.1; and

(n)                                 other unsecured Indebtedness of the Borrower of up to $2,500,000 in the aggregate at any time outstanding.

Notwithstanding the foregoing, any Special Purpose Subsidiary shall not contract, create, incur, assume or permit to exist any Indebtedness except Indebtedness permitted by Section 8.1(i).

8.2                                 Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for Permitted Liens.

8.3                                 Consolidation, Merger, Divestiture, etc.

(a)                                  Consummate a transaction of merger or consolidation, except

(i)                                     a member of the Consolidated Group may be a party to a transaction of merger or consolidation with another member of the Consolidated Group, provided that (A) if the Borrower is a party thereto, the Borrower shall be the surviving corporation, (B) if a Guarantor is a party thereto and the Borrower is not a party thereto, the surviving entity shall be either a Guarantor or a Domestic Subsidiary that becomes a Guarantor pursuant to Section 7.10(a) concurrently therewith, (C) no Default or Event of Default shall exist either immediately prior to or immediately after giving effect thereto and (D) in the case of the merger or consolidation involving the Borrower or any Domestic Subsidiary, the Borrower shall provide ten (10) days prior written notice to the Administrative Agent; and

(ii)                                  a Subsidiary of the Borrower may be a party to a transaction of merger or consolidation with any Person (other than a member of the Consolidated Group) in connection with an Acquisition permitted under Section 8.4 and a Divestiture permitted under Section 8.3(b).

(b)                                 Make any Divestiture (other than a sale of Securitization Receivables in connection with a Securitization Transaction approved in writing by the Required Lenders) which:

(i)                                     in any instance (including any series of related transactions comprising a Divestiture) shall be of Property (or of a Person owning Property) having a fair market value of more than $5,000,000; or

(ii)                                  in the aggregate in any fiscal year shall be of Property (or of a Person owning Property) having a fair market value of more than $10,000,000;

provided in the case of any Divestiture permitted under subsections (i) and (ii) above, after giving effect thereto on a Pro Forma Basis (x) the Borrower would be in compliance with the financial covenants in Section 7.9 as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b); and (y) no Default or Event of Default shall exist.

(c)                                  In the case of the Borrower, liquidate, wind-up or dissolve, whether voluntarily or involuntarily (or suffer to permit any such liquidation or dissolution).

Any consent of the Required Lenders requested by the Borrower in connection with a Divestiture not otherwise permitted under this Section 8.3 shall not be arbitrarily withheld or unreasonably delayed.

8.4                                 Acquisitions.

Make any Acquisition unless

(a)                                  the aggregate cash and non-cash consideration (including, without limitation, the aggregate principal amount of assumed Indebtedness, the Borrower’s good faith estimate of the amount of all deferred purchase price obligations (including, without limitation, earnout payment obligations) and the fair market value of all Capital Stock of the Borrower as determined in accordance with any related acquisition agreement) payable in respect of all Acquisitions shall not exceed $100 million on and after the Closing Date; provided that if after giving effect to any Acquisition on a Pro Forma Basis the Consolidated Total Leverage Ratio would not exceed 3.0:1.0 as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b), then such Acquisition may cause the aggregate cash and non-cash consideration payable in respect of all Acquisitions to exceed such $100 million limit but shall not in any event cause the aggregate cash and non-cash consideration payable in respect of all Acquisitions to exceed $200 million on and after the Closing Date;

(b)                                 the Board of Directors of the Person which is, or whose Property is, the subject of such Acquisition shall have approved such Acquisition;

(c)                                  the aggregate cash and non-cash consideration (including, without limitation, the aggregate principal amount of assumed Indebtedness, the Borrower’s good faith estimate of the amount of all deferred purchase price obligations (including, without limitation, earnout payment obligations) and the fair market value of all Capital Stock of the Borrower as determined in accordance with any related acquisition agreement) payable in respect of all Acquisitions of Persons that are not incorporated or organized under the Laws of any State of the United States of America or the District of Columbia or Property that is located outside of the United States of America shall not exceed $50 million on and after the Closing Date; and

(d)                                 after giving effect to such Acquisition (and the incurrence of Funded Debt in connection therewith) on a Pro Forma Basis, (A) the Borrower would be in compliance with the financial covenants in Section 7.9 as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b); and (B) no Default or Event of Default shall exist.

8.5                                 Investments.

Make any Investment in any Person except for Permitted Investments.

8.6                                 Change in Fiscal Year; Change in Legal Name or State of Formation; Amendment to Organization Documents.

(a)                                  Change its fiscal year from a December 31 fiscal year end.

(b)                                 Change its legal name or state of formation unless it provides written notice to the Administrative Agent within thirty (30) days after the date thereof.

(c)                                  Amend its Organization Documents in a manner materially adverse to the Lenders.

8.7                                 Restricted Payments.

Make or permit any Restricted Payments, other than:

(a)                                  quarterly dividends by the Borrower provided that:

(i)                                     the aggregate amount of dividends paid in any fiscal quarter shall not exceed the greater of:

(A)                              (x) fifty percent (50%) of the Consolidated Net Income for the most recently ended period of four fiscal quarters for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b) minus (y) the aggregate amount of dividends previously paid during such fiscal quarter and the immediately preceding three fiscal quarters; and

(B)                                $0.125 (such amount to be adjusted for any stock dividends, stock splits, reverse stock splits and similar transactions) multiplied by the lesser of (x) the number of outstanding shares of Capital Stock of the Borrower and (y) $65 million (such amount to be adjusted for any stock dividends, stock splits, reverse stock splits and similar transactions);

(ii)                                  after giving effect to such dividends (and the incurrence of Funded Debt in connection therewith) on a Pro Forma Basis, (A) the Borrower would be in compliance with the financial covenants in Section 7.9 as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b); and (B) no Default or Event of Default shall exist;

(b)                                 the Permitted Stock Repurchases provided that after giving effect to any Permitted Stock Repurchase (and the incurrence of Funded Debt in connection therewith) on a Pro Forma Basis, (i) the Borrower would be in compliance with the financial covenants in Section 7.9 as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b); and (ii) no Default or Event of Default shall exist; and

(c)                                  the Borrower may repurchase shares of its Capital Stock held by any employee, officer or director upon the termination of employment of such employee, officer or director or in connection with the payment of tax liability or withholding related to restricted Capital Stock of any employee, officer or director, provided that (i) after giving effect to such repurchase (and the incurrence of Funded Debt in connection therewith) on a Pro Forma Basis, (A) the Borrower would be in compliance with the financial covenants in Section 7.9 as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b) and (B) no Default or Event of Default shall exist and (ii) the aggregate amount of all such repurchases shall not exceed $7,500,000 on and after the Closing Date.

8.8                                 Sale Leasebacks.

Except as permitted pursuant to Section 8.1(c) hereof, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property, whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person other than a member of the Consolidated Group or (ii) which such Person intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Person to any other Person in connection with such lease.

8.9                                 No Further Negative Pledges.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of the Borrower or any Domestic Subsidiary to pledge its Property to secure the Obligations or any renewals, refinancings, exchanges, refundings or extension thereof, except for (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(i), provided that any such restriction contained therein relates only to the Specified Real Property, (iii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.3(b) pending the consummation of such sale, (v) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(l), (vi) any document or instrument governing any Securitization Transaction, provided that any such restriction relates only to the applicable Securitization Receivables actually sold, conveyed or otherwise contributed pursuant to such Securitization Transaction and (vii) customary restrictions contained in any contract, lease or governmental approval, consent, license or permit obtained and entered into in the ordinary course of business, provided that any such restriction relates only to such contract, lease or governmental approval, consent, license or and permit, (b) encumbers or restricts the ability of the Borrower or any Domestic Subsidiary to act as a Credit Party pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (c) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10                           Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person other than (a) transactions between Credit Parties, (b) intercompany transactions expressly permitted by this Credit Agreement, (c) customary compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

8.11                           Subordinated Debt.

(a)                                  Except as may be expressly agreed to by the Administrative Agent in any subordination agreement, intercreditor agreement or like agreement executed by the Administrative Agent in connection with the applicable Subordinated Debt, amend or modify any Subordinated Debt if such amendment or modification would add or change any terms in a manner adverse to the Borrower or any Subsidiary (including, without limitation, any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto).

(b)                                 Except as may be expressly agreed to by the Administrative Agent in any subordination agreement, intercreditor agreement or like agreement executed by the Administrative Agent in connection with the applicable Subordinated Debt, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Debt.

(c)                                  Make any payment of principal or interest on any Subordinated Debt in violation of the subordination provisions of such Subordinated Debt.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.1                                 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)                                       Payment.  Any Credit Party shall

(i)                                     default in the payment on the due date of any principal of any of the Loans, or

(ii)                                  default, and such default shall continue for three (3) or more Business Days, in the payment when due of any reimbursement obligations arising from drawings under Letters of Credit, or of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any fees or other amounts owing hereunder, under any of the other

Credit Documents or in connection herewith or therewith; or

(b)                                 Representations.  Any representation, warranty or statement made or deemed to be made herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made (other than those which are untrue solely as a result of changes permitted by this Credit Agreement); or

(c)                                  Covenants.

(i)                                     Default in the due performance or observance of any term, covenant or agreement contained in Section 7.3(a), 7.7(b), 7.9, 7.12 or 8.1 through 8.11, inclusive, or

(ii)                                  Default in the due performance or observance of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer becoming aware of such default or notice thereof by the Administrative Agent; or

(d)                                 Invalidity of Credit Documents.  Except as to any Credit Party which is dissolved, released or merged or consolidated out of existence as the result of or in connection with a dissolution, merger or disposition permitted by Section 8.3, any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders any material part of the Liens, rights, powers and privileges purported to be created thereby; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(e)                                  Bankruptcy, etc.  Any Bankruptcy Event shall occur with respect to any Credit Party or any Material Foreign Subsidiary; or

(f)                                    Defaults under Other Indebtedness.  With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $5,000,000 in the aggregate for the Consolidated Group taken as a whole, (A) (1) any Credit Party shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(g)                                 Judgments.  Any member of the Consolidated Group shall fail within 30 days of the date due and payable to pay, bond or otherwise discharge any judgment, settlement or order for the payment of money which judgment, settlement or order, when aggregated with all other such judgments, settlements or orders due and unpaid at such time, exceeds $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), and which is not stayed on appeal (or for which no motion for stay is pending) or is not otherwise being executed; or

(h)                                 ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j)                                     Subordination Debt Documentation.  The subordination provisions of the documents evidencing or governing any Subordinated Debt shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt. or

(k)                                  Ownership.  There shall occur a Change of Control.

9.2                                 Remedies Upon Event of Default.

Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent shall, upon the request and direction of, or may, with the consent of, the Required Lenders, by written notice to the Credit Parties take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Extension of Credits to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding principal amount thereof); and

(d)                                 exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Credit Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Extension of Credits shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.3                                 Application of Funds.

After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.2), any amounts received on account of the Obligations, subject to the provisions of Sections 2.14 and 2.15, shall be applied by the Administrative

Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such pursuant to the Credit Documents;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer pursuant to the Credit Documents (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender to the extent such Swap Contract is permitted by Section 8.1(d), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender to the extent such Swap Contract is permitted by Section 8.1(d), (c) payments of amounts due under any Treasury Management Agreement between the Borrower or any Subsidiary and any Lender or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.3 and 2.14, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.3(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Treasury Management Agreements and Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Lender or Affiliate of a Lender party to such Treasury Management Agreement or such Swap Contract, as the case may be.

ARTICLE X

ADMINISTRATIVE AGENT

10.1                           Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Credit Party shall have rights as a third party beneficiary of any of such provisions.

The Administrative Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Lenders (in its capacities as a Lender, Swingline Lender (if applicable), potential Swap Contract provider and potential Treasury Management Agreement provider) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.5(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto.

10.2                           Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3                           Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document,or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4                           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5                           Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6                           Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.7                           Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8                           No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.9                           Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.3(i) and (j), 2.9 and 11.5) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10                     Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any Property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations under Swap Contracts and Treasury Management Agreements as to which arrangements satisfactory to the provider of such Swap Contracts and Treasury Management Agreements shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any Divestiture permitted hereunder or under any other Credit Document or any Involuntary Divestiture, or (iii) as approved in accordance with Section 11.6;

(b)                                 to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Property that is permitted by clause (i) of the definition of “Permitted Liens”; and

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

10.11                     Swap Contracts and Treasury Management Agreements.

No Lender or any Affiliate of a Lender that is party to any Swap Contract or any Treasury Management Agreement permitted hereunder that obtains the benefits of Section 9.3 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts and Treasury Management Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that is party to such Swap Contract or such Treasury Management Agreement, as the case may be.

ARTICLE XI

MISCELLANEOUS

11.1                           Notices; Effectiveness; Electronic Communications.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or any other Credit Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).  Notwithstanding the foregoing, notices and other communications to the Borrower pursuant to Section 9.1 shall not be effective until actually received by the Borrower.

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM

FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Credit Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2                           Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff..  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.3                           Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender, subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative

Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million in the case of an assignment of a Revolving Commitment (and the related Revolving Loans thereunder) and $1 million in the case of an assignment of the Term Loan unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loan on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                                the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an

Administrative Questionnaire.

(v)                                 No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.6(a) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitation on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.1(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Resignation as L/C Issuer or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.4(c).  Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.4                           No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.2 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.5                           Expenses; Indemnity; and Damage Waiver.

(a)                                  Costs and Expenses.

(i)                                     The Credit Parties shall pay (A) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (B) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(ii)                                  The Credit Parties shall pay all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Credit Parties shall not be required to reimburse the fees, charges and disbursements of counsel to any Lender (other than the Administrative Agent) under this clause (ii) unless in the written opinion of counsel to such Lender, (x) the representation of such Lender by counsel to the Administrative Agent would be inappropriate due to the existence of an actual conflict between the Administrative Agent and such Lender, in which case the Credit Parties shall be required to reimburse the fees, charges and disbursements of one counsel to all of the Lenders and (y) the representation by one counsel to the Administrative Agent and one counsel to all the Lenders would be inappropriate due to the existence of an actual conflict between such Lender and another Lender, in which case the Credit Parties shall be required to reimburse the fees, charges and disbursements of one counsel to such Lender.

(b)                                 Indemnification by the Credit Parties.  The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.1), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an

Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.6                           Amendments, Etc.

No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by any Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Credit Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further,that

(a)                                  no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.2 or of any Default or Event of Default is not considered an extension or increase in Commitments of any Lender);

(ii)                                  postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.6) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)                              change Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)                                 change any provision of this Section 11.6(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)                              release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)                           release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.3, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b)                                 prior to the termination of the Revolving Commitments, unless also signed by Required Revolving Lenders, no such amendment, waiver or consent shall, (i) waive any Default or Event of Default for purposes of Section 5.2(b), (ii) amend, change, waive, discharge or terminate Sections 5.2 or 9.1 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Section 7.9 (or any defined term used therein) or this Section 11.6(b); or

(c)                                  unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding principal amount of the Term Loan, no such amendment, waiver or consent shall (i) amend, change, waive, discharge or terminate Section 2.5(b)(v) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.5(b)(ii), (iii) and (iv) hereof (other than to allow the proceeds of such mandatory prepayments to be applied ratably with other term loans under this Agreement) or (ii) amend, change, waive, discharge or terminate this Section 11.6(c) (other than to provide other term loan Lenders with proportional rights under this Section 11.6(c));

(d)                                 unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any L/C Document relating to any Letter of Credit issued or to be issued by it;

(e)                                  unless also signed by the Swingline Lender, no amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement; and

(f)                                    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

provided, further, that notwithstanding anything to the contrary herein,

(i)                                     the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto,

(ii)                                  no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender,

(iii)                               each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein,

(iv)                              the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; and

(v)  this Credit Agreement and the other Credit Documents may be amended (or amended and restated) at any time to add one or more tranches of term loans (each, an “Incremental Term Facility”) and/or increase the Revolving Commitments (any such increase, an “Incremental Revolving Increase”; the Incremental Term Facilities and the Incremental Revolving Increases are collectively referred to as “Incremental Facilities”) at the option of the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Facility; provided that

(A)                              the aggregate principal amount of all Incremental Facilities shall not exceed $100 million;

(B)                                no Default or Event of Default shall exist on the effective date of an Incremental Facility or would exist after giving effect to any Incremental Facility;

(C)                                no existing Lender shall be under any obligation to provide any Incremental Facility Commitment and any such decision whether to provide an Incremental Facility Commitment shall be in such Lender’s sole and absolute discretion;

(E)                                 each Incremental Facility Commitment shall be in a minimum principal amount of $10 million and in integral multiples of $5 million in excess thereof (or such lesser amounts as the Administrative Agent may agree);

(F)                                 each Person providing an Incremental Facility Commitment shall qualify as an Eligible Assignee;

(G)                                the Borrower shall deliver to the Administrative Agent:

(x)                                   a certificate of each Credit Party dated as of the date of such increase signed by an authorized officer of such Credit Party (1) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Credit Party approving such Incremental Facility and (2) certifying that, before and after giving effect to such increase, (I) the representations and warranties of each Credit Party contained in Article VI or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (II) no Default or Event of Default exists; and

(y)                                 opinions of legal counsel to the Credit Parties, addressed to the Administrative Agent and each Lender (including each Person providing an Incremental Facility Commitment), dated as of the effective date of such Incremental Facility, in form and substance reasonably satisfactory to the Administrative Agent;

(H)                               the Administrative Agent shall have received documentation from each Person providing an Incremental Facility Commitment evidencing its Incremental Facility Commitment and its obligations under this Credit Agreement in form and substance reasonably acceptable to the Administrative Agent;

(I)                                    in the case of any Incremental Revolving Increase, if any Revolving Loans are outstanding on the date of such increase, (x) each Lender providing such Incremental Revolving Increase shall make Revolving Loans, the proceeds of which shall be applied by the Administrative Agent to prepay Revolving Loans of the existing Lenders, in an amount necessary such that after giving effect thereto the outstanding Revolving Loans are held ratably among all the Lenders holding Revolving Commitments, and (y) the Borrower shall pay an amount required pursuant to Section 3.5 as a result of any such prepayment of Revolving Loans of existing Lenders;

(J)                                   in the case of an Incremental Term Facility:

(x)                                   the Borrower shall have delivered a certificate to the Administrative Agent demonstrating that after giving effect to the incurrence of such Incremental Term Loan Facility on a Pro Forma Basis, the Borrower would be in compliance with the financial covenants in Section 7.9 as of the most recent fiscal quarter end for which the Administrative Agent has received the Compliance Certificate required by Section 7.2(b); and

(y)                                 the final maturity date of such Incremental Term Facility shall be no earlier than the Maturity Date and the weighted average life to maturity for such

Incremental Term Facility shall not be shorter than the then remaining weighted average life of the Term Loan;

(K)                               in the case of an Incremental Term Facility, the interest rate margin with respect to such Incremental Term Facility shall be as agreed by the Credit Parties and the Lenders providing such Incremental Term Facility, provided that if the all-in-yield on such Incremental Facility exceeds the all-in-yield on the Term Loan and the Revolving Loans as of the Closing Date by more than twenty-five basis points (0.25%), then the Applicable Rate for the Term Loan and the Revolving Loans shall be increased as to provide an all-in-yield on the Term Loan and the Revolving Loans that is twenty-five basis points (0.25%) less than the all-in-yield on such Incremental Term Facility (for purposes of this clause (K), the calculation of all-in-yield shall include any original issue discount or upfront fees (other than underwriting, unused commitment and amendment fees));

(L)                                 in the case of an Incremental Revolving Increase, such Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Initial Revolving Facility;

(M)                            subject to the foregoing clauses, the interest rate margins, final maturity date and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the Persons providing such Incremental Term Facility thereunder; and

(N)                               any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided further that, to the extent such terms and documentation are not consistent with the Term Loan (except to the extent permitted by the foregoing clauses), such terms and documentation shall be reasonably satisfactory to the Administrative Agent.

The Incremental Facility Commitments and credit extensions thereunder shall constitute Commitments and Extensions of Credit under, and shall be entitled to all the benefits afforded by, this Credit Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees.  Any such amendment (or amendment and restatement) effected pursuant to this clause (v) of the second proviso in Section 11.6 shall amend the provisions of this Credit Agreement and the other Credit Documents to set forth the terms of each Incremental Facility established thereby (subject to any applicable restrictions set forth in this clause (v) of the second proviso in Section 11.6) and to effect such other changes (including changes to the provisions of Section 2.5) as the Credit Parties and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Incremental Facility; provided, that no such agreement shall: (A) effect any change described in Section 11.6(a), Section 11.6(b), Section 11.6(c) and Section 11.6(d) without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any Incremental Revolving Increase or establishment of any Incremental Term Facility will not, of itself, be deemed to effect any of the changes described in Section 11.6(a) and that modifications to the definitions of “Revolving Commitments”, “Loans”, “Required Revolving Lenders” and “Required Lenders” or other provisions relating to voting provisions to provide the Persons providing the applicable Incremental Facility with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in Section 11.6(a) or (B) amend Articles 7, 8 or 9 in any manner that by its terms benefits one or more tranches, but not all tranches, of Loans or Commitments without the prior written consent of Lenders holding in the aggregate more than 50% of the Revolving Commitments and not so benefited, and of Lenders holding more than 50% of the outstanding principal amount of each separate tranche of term loans then existing and not so benefited.

11.7                           Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

11.8                           Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.9                           Governing Law; Submission to Jurisdiction; Venue; Etc.

(a)                                  GOVERNING LAW.  THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.1.  NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.10                     Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11                     Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.11, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.12                     Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.1(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.13                     USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.14                     Notice by Borrower regarding Nonpublic Information.

The Borrower hereby notifies each Lender that the trading of the Capital Stock of the Borrower based on non-public information, including non-public information furnished by the Borrower pursuant to Sections 7.1 and 7.2, is a violation of securities laws.

11.15                     Consent to Security Interest in Deposit Accounts; Perfection of Security Interest by Control.

Pursuant to the Security Agreement each Credit Party has granted to the Administrative Agent for the benefit of the holders of the Obligations a security interest in all of such Credit Party’s deposit accounts.  In order to provide for the control of such deposit accounts by the Administrative Agent and the perfection of the Administrative Agent’s security interest in such deposit accounts, each Lender agrees that with respect to each deposit account now or hereafter maintained by a Credit Party with such Lender, (i) prior to receipt by such Lender of a Control Notice (as defined in clause (ii) below), such Credit Party shall be permitted full access to such depository accounts and all amounts held in such depository accounts and (ii) during the existence of an Event of Default, (A) the Administrative Agent may, immediately and without prior notice to such Credit Party, provide written notice to such Lender (each a “Control Notice”) directing such Lender to pay over to the Administrative Agent all amounts in such depository accounts and (B) after receipt of a Control Notice, such Lender shall comply with instructions originated by the Administrative Agent without further consent by such Credit Party.  The agreements of each Lender in this Section shall survive the assignment by such Lender of all or any portion of its rights and obligations under this Credit Agreement.  Within twenty (20) days following request of a Lender that maintains a deposit account for any Credit Party, the Administrative Agent, the applicable Credit Party and such Lender shall enter into a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent, such Credit Party and such Lender.  In the event of conflict between the terms of such deposit account control agreement and the terms of this Section 11.15, the terms of such deposit account control agreement shall prevail.

11.16                     Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.17                     Payments Set Aside.

To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.18                     Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.4, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.6 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) and, or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swingline Loans pursuant to this Section 11.18 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.19                     No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Credit Parties and their respective

Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their respective Affiliates, or any other Person and (B) the Administrative Agent and the Arrangers do not have any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and the Administrative Agent and the Arrangers do not have any obligation to disclose any of such interests to the Credit Parties and their respective Affiliates.  To the fullest extent permitted by Law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.20                     Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.21                     Amendment and Restatement.

This Credit Agreement amends and restates the Amended and Restated Credit Agreement dated as of March 24, 2008 is by and among the Borrower, the Guarantors, the lenders identified therein and Bank of America, as Administrative Agent.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC., a Delaware corporation

By:	/s/ J. Patrick O’Shaughnessy
Name:	J. Patrick O’Shaughnessy
Title:	Chief Executive Officer and President

GUARANTORS:

AA AIR, LLC, a Delaware limited liability company

AA CANADA HOLDINGS, INC., a Delaware corporation

AAFA ACQUISITION, INC., a Delaware corporation

AAFA OF COLORADO, INC., a Delaware corporation

AAFA OF MISSISSIPPI, INC., a Delaware corporation

AAFA OF OHIO, INC., a Delaware corporation

AAFA OF SOUTH CAROLINA, INC., a Delaware corporation

AAIC, INC., a Delaware corporation

ACSO OF ARIZONA, INC., a Delaware corporation

ACSO OF MICHIGAN, INC., a Delaware corporation

ADVANCE AMERICA MONEY.COM, INC., a Delaware corporation

ADVANCE AMERICA SMALL LOANS OF OHIO, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF ALABAMA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF ARIZONA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF CALIFORNIA, LLC,

a Delaware limited liability company

ADVANCE AMERICA, CASH ADVANCE CENTERS OF COLORADO, LLC,

a Delaware limited liability company

ADVANCE AMERICA, CASH ADVANCE CENTERS OF FLORIDA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF IDAHO, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF ILLINOIS, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF INDIANA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF KANSAS, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF KENTUCKY, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF LOUISIANA, LLC,

a Delaware limited liability company

ADVANCE AMERICA, CASH ADVANCE CENTERS OF MISSISSIPPI, LLC,

a Delaware limited liability company

ADVANCE AMERICA, CASH ADVANCE CENTERS OF MISSOURI, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF MONTANA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF NEVADA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF NEW HAMPSHIRE, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF NORTH DAKOTA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF OHIO, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF OKLAHOMA, INC., a Delaware corporation

By:	/s/ J. Patrick O’Shaughnessy
Name:	J. Patrick O’Shaughnessy
Title:	Chief Executive Officer and President

[SIGNATURE PAGES FOLLOW]

ADVANCE AMERICA, CASH ADVANCE CENTERS OF PENNSYLVANIA, LLC, a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF RHODE ISLAND, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF SOUTH CAROLINA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF SOUTH DAKOTA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF TENNESSEE, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF TEXAS, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF UTAH, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF VIRGINIA, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF WASHINGTON, LLC,

a Delaware limited liability company

ADVANCE AMERICA, CASH ADVANCE CENTERS OF WISCONSIN, INC., a Delaware corporation

ADVANCE AMERICA, CASH ADVANCE CENTERS OF WYOMING, INC., a Delaware corporation

MCKENZIE CHECK ADVANCE OF IOWA, L.L.C., a Tennessee limited liability company

MCKENZIE CHECK ADVANCE OF MISSISSIPPI, LLC, a Tennessee limited liability company

MCKENZIE CHECK ADVANCE OF NEBRASKA, LLC, a Tennessee limited liability company

MCKENZIE CHECK ADVANCE OF OHIO, LLC, a Tennessee limited liability company

MCKENZIE CHECK ADVANCE OF WISCONSIN, LLC, a Tennessee limited liability company

MCKENZIE SMALL LOANS OF OHIO, INC., a Delaware corporation

NCA OF LOUISIANA, LLC, a Delaware limited liability company

NCAS OF DELAWARE, LLC, a Delaware limited liability company

W.P.S. SYSTEMS, LTD. OF NEW ENGLAND, a Rhode Island corporation

By:	/s/ J. Patrick O’Shaughnessy
Name:	J. Patrick O’Shaughnessy
Title:	Chief Executive Officer and President

ACSO OF TEXAS, L.P., a Texas limited partnership

ADVANCE AMERICA SERVICING OF TEXAS, L.P., a Texas limited partnership

By:	ADVANCE AMERICA, CASH ADVANCE CENTERS OF TEXAS, INC.,
a Delaware corporation and its general partner

	By:	/s/ J. Patrick O’Shaughnessy
	Name:	J. Patrick O’Shaughnessy
	Title:	Chief Executive Officer and President

AARC, LLC, a Delaware limited liability company

By:	/s/ W. Thomas Newell
Name:	W. Thomas Newell
Title:	President

WINNIPESAUKEE HOLDINGS, INC., a Delaware corporation

By:	/s/ Scott R. Miller
Name:	Scott R. Miller
Title:	Chief Executive Officer and President

[Signature Pages Continue]

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Michael Brashler
	Name:	Michael Brashler
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender

	By:	/s/ Scott K. Mitchell
	Name:	Scott K. Mitchell
	Title:	Senior Vice President

WELLS FARGO BANK, N.A.

	By:	/s/ James Baumgardner
	Name:	James Baumgardner
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Patrick McGraw
	Name:	Patrick McGraw
	Title:	Vice President

SYNOVUS BANK

	By:	/s/ Terry Herron
	Name:	Terry Herron
	Title:	Senior Manager Corporate Banking

FIFTH THIRD BANK

	By:	/s/ Mary J. Ramsey
	Name:	Mary J. Ramsey
	Title:	Vice President

CAPITAL BANK, N.A.

	By:	/s/ Larry B. Britton
	Name:	Larry B. Britton
	Title:	Senior Vice President

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHARLESTON

	By:	/s/ Fred A. Drulard
	Name:	Fred A. Drulard
	Title:	Senior Vice President, Commercial Banking

[SIGNATURE PAGES FOLLOW]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ Jamie M. Swisher
Name:	Jamie M. Swisher
Title:	Vice President

BOKF, NA D/B/A BANK OF OKLAHOMA

By:	/s/ Ryan Kirk
Name:	Ryan Kirk
Title:	Commercial Banking Officer

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Stan W. Parker
Name:	Stan W. Parker
Title:	Senior Vice President